EXHIBIT 99

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Cost Cutting Actions

in Response to Global Economic Conditions

ELMIRA, N.Y. – December 11, 2008 – Hardinge Inc. (NASDAQ-GS: HDNG), a leading international provider of advanced material-cutting solutions today announced actions taken in response to significantly lower order activity to date in the fourth quarter compared to the prior year, reflecting a continued deterioration in global economic conditions.

“The crisis in the functioning of the global financial markets appears to be affecting the ability of our customers to obtain and finalize credit and to make final order placement decisions,” said Richard L. Simons, President and Chief Executive Officer.  “This market paralysis is making it very challenging for Hardinge, along with other companies, to determine what level of business activity to expect for the remainder of 2008, as well as during 2009.”

In response to these uncertain conditions, the Company has taken a number of actions to control expenses, including recent staff reductions of approximately 70 employees in our North American operations for a total reduction of approximately 160 employees during 2008.  These recent actions were across all organizational functions, with the exception of engineering, reflecting management’s belief that the Company must maintain its investment in product development, one of Hardinge’s primary competitive strengths. The Company will also shut down manufacturing operations for a two week period over the holidays at our US manufacturing facility, and has reduced production hours at our Taiwan and China manufacturing facilities in response to the current lower order volumes.  In addition, the Company has made cuts in its discretionary spending in order to reduce future SG&A expenses.

“Despite this recessionary global business environment, we anticipate positive cash flow in 2008 and 2009,” continued Mr. Simons. “We have managed through other challenging business cycles and believe we are well positioned to successfully work through this one. We understand the steps we have taken to adjust to the global economic situation are difficult on our employees; however, we believe that these actions will enable Hardinge to emerge a stronger Company.”

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines.  The Company’s products are distributed to most of the industrialized markets around the world and in 2007 approximately 66% of sales were from outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.”  For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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